                                                Exhibit 21.1

BLACK KNIGHT, INC.
List of Subsidiaries as of December 31, 2020

Subsidiary	State or Other Jurisdiction of Formation
BKFS I Services, LLC	Delaware
Black Knight Data & Analytics, LLC	Delaware
Black Knight Financial Services, Inc.	Delaware
Black Knight Financial Services, LLC	Delaware
Black Knight Government Solutions, LLC	Delaware
Black Knight India Solutions Private Limited	India
Black Knight InfoServ, LLC	Delaware
Black Knight IP Holding Company, LLC	Delaware
Black Knight Lending Solutions, Inc.	Delaware
Black Knight Optimal Blue, Inc.	Delaware
Black Knight Origination Technologies, LLC	Delaware
Black Knight Servicing Technologies, LLC	Delaware
Black Knight Technologies, LLC	Delaware
Collateral Analytics, LLC	Hawaii
Compass Analytics, LLC	California
Dun & Bradstreet Holdings, Inc.	Delaware
OB Acquiror Corp.	Delaware
OB Acquisition, LLC	Delaware
Optimal Blue, LLC	Texas
Optimal Blue Holdco, LLC	Delaware
Optimal Blue Holdings, LLC	Delaware